                                                       RE: NN, Inc.
                                                       2000 Waters Edge Drive
                                                       Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY                                 AT FRB|WEBER SHANDWICK
Will Kelly                                     Kerry Thalheim    Susan Garland
Treasurer & Manager of Investor Relations      (General info)    (Analyst info)
(423) 743-9151                                 212-445-8437      212-445-8458

FOR IMMEDIATE RELEASE
May 2, 2003

            NN, INC. ACQUIRES SKF'S COMPONENT MANUFACTURING OPERATION
                         IN VEENENDAAL, THE NETHERLANDS

Johnson City, Tenn., May 2, 2003 - NN, Inc. (Nasdaq: NNBR) today announced the purchase of SKF Group's tapered roller and metal cage manufacturing operation in
Veenendaal, The Netherlands for 22.2 million Euros. SKF has purchased 700,000 new common shares under NN, Inc.'s current shelf registration for an aggregate investment of $6,188,000. The remainder of the purchase price will be financed with borrowings under a new syndicated credit facility.

The Veenendaal operation manufactures rollers for tapered roller bearings as well as metal cages for both tapered and spherical roller bearings, and has approximately 360 employees with annual production at approximately 45.0 million
Euros.

Roderick R. Baty, Chairman and Chief Executive Officer, stated, "We continue to look for excellent opportunities to build upon existing customer relationships and our core manufacturing and service competencies. Both products represent an expansion of our bearing component offering, enabling us to further serve and bring additional value to our global bearing customers. This transaction will also increase our overall consolidated roller business to approximately 16% of total revenues from our current 4% and will be immediately accretive. We estimate the Veenendaal operation will add approximately $0.03 per share to earnings for the balance of 2003."

NN, Inc. manufactures and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the Company manufactures a variety of other plastic components. NN, Inc. had sales of US $193 million in 2002.

The statements concerning additional earnings per share and increases to our consolidated roller business are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to be materially different from such forward-looking statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability of raw materials, currency and other risks associated with international trade, the
Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on 10-K for the fiscal year ended December 31,
2001.